UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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ATLANTIC AMERICAN CORPORATION

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1. ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
Grants of Plan — Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Payments Upon Termination and Change in Control
Compensation Committee Interlocks and Insider Participation
2. RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
OTHER BUSINESS
SHAREHOLDER PROPOSALS

ATLANTIC AMERICAN CORPORATION
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319-3000
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 1, 2007
Notice is hereby given that the Annual Meeting of Shareholders of Atlantic American Corporation (the “Company”) will be held at the principal executive offices of the Company at 4370 Peachtree Road, N.E., Atlanta, Georgia at 9:00 A.M., Eastern Time, on May 1, 2007, for the following purposes:
(1)	To elect eleven (11) directors of the Company for the ensuing year;

(2)	To ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year; and

(3)	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Only shareholders of record at the close of business on March 16, 2007, will be entitled to notice of, and to vote at, the meeting, or any adjournments or postponements thereof.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. NO POSTAGE IS REQUIRED WHEN MAILED IN THE ENCLOSED ENVELOPE IN THE UNITED STATES.

By Order of the Board of Directors

Janie L. Ryan
Corporate Secretary
April 6, 2007
Atlanta, Georgia

ATLANTIC AMERICAN CORPORATION
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319-3000

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 1, 2007

GENERAL
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Atlantic American Corporation (the “Company”) for use at the 2007 Annual Meeting of Shareholders (the “Meeting”) to be held at the time and place and for the purposes specified in the accompanying Notice of Annual Meeting of Shareholders and at any postponements or adjournments thereof. When the enclosed proxy is properly executed and returned, the shares which it represents will be voted at the Meeting in accordance with the instructions thereon. In the absence of any such instructions, the shares represented thereby will be voted in favor of the election of nominees for director listed under the caption “Election of Directors” and for the ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for 2007. Management does not know of any other business to be brought before the Meeting not described herein, but it is intended that as to any such other business properly brought before the Meeting, a vote will be cast pursuant to any proxy granted in accordance with the judgment of the proxies appointed thereunder. This proxy statement and the accompanying form of proxy are first being given or sent to shareholders of the Company on or about April 6, 2007.
Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by: (i) giving written notice of such revocation to the Secretary of the Company at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000; (ii) executing and delivering a proxy bearing a later date to the Secretary of the Company at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000; or (iii) attending the Meeting and voting in person.
Only holders of record of issued and outstanding shares of $1.00 par value per share common stock of the Company (“Common Stock”) as of March 16, 2007 (the “Record Date”) will be entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 21,536,573 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon.
ANNUAL REPORT
The Annual Report to Shareholders of the Company, which includes a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, including financial statements, is being provided with this proxy statement.
EXPENSES OF SOLICITATION
The costs of soliciting proxies will be borne by the Company. Officers, directors and employees of the Company may solicit proxies by telephone, personal interview or otherwise, but will not receive any additional compensation for so doing. No contract or arrangement exists for engaging specially-paid employees or solicitors in connection with the solicitation of proxies for the Meeting. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals, and the Company will reimburse them for their expenses in so doing.
VOTE REQUIRED
A majority of the outstanding shares of Common Stock must be present in person or by proxy at the Meeting in order to have the quorum necessary to transact business. Abstentions and broker “non-votes” will be counted as present in determining whether the quorum requirement is satisfied. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instruction from the beneficial owner and does not have discretionary power to vote with respect to such proposal. Directors are elected by the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and actually voting at a meeting at which a quorum is present. In order for shareholders to approve each other matter to be voted on at the Meeting, the votes cast favoring the proposal must exceed the votes cast opposing the proposal. Abstentions and non-votes will not count as votes for or against any proposal as to which there is an abstention or non-vote.

1. ELECTION OF DIRECTORS
One of the purposes of the Meeting is to elect eleven directors to serve until the next annual meeting of shareholders and until their successors have been elected and qualified or until their earlier resignation or removal. In the event any of the nominees should be unavailable to serve as a director, which contingency is not presently anticipated, proxies will be voted for the election of such other persons as may be designated by the present Board of Directors.
All of the nominees for election to the Board of Directors are currently Directors of the Company.
The following information is set forth with respect to the eleven nominees for Director to be elected at the Meeting:

Name	Age	Position with the Company
J. Mack Robinson	83	Chairman of the Board
Hilton H. Howell, Jr.	45	Director, President and Chief Executive Officer
Edward E. Elson	73	Director
Harold K. Fischer	74	Director
Samuel E. Hudgins	78	Director
D. Raymond Riddle	73	Director
Harriett J. Robinson	76	Director
Scott G. Thompson	62	Director
Mark C. West	47	Director
William H. Whaley, M.D.	67	Director
Dom H. Wyant	80	Director
Mr. Robinson has served as Chairman of the Board since 1974 and served as President and Chief Executive Officer of the Company from September 1988 to May 1995. Mr. Robinson is also a Director of Gray Television, Inc.
Mr. Howell has been President and Chief Executive Officer of the Company since May 1995, and prior thereto served as Executive Vice President of the Company from October 1992 to May 1995. He has been a Director of the Company since October 1992. Mr. Howell is the son-in-law of Mr. and Mrs. Robinson. He is also a Director of Triple Crown Media, Inc. and Gray Television, Inc.
Mr. Elson is the former Ambassador of the United States of America to the Kingdom of Denmark, serving from 1993 through 1998. He has been a Director of the Company since October 1998, and previously served as a Director from 1986 to 1993.
Mr. Fischer is the retired President of Association Casualty Insurance Company and Association Risk Management General Agency, Inc., subsidiaries of the Company, positions which he held from 1984 through June 2001. He has been a Director of the Company since the Company acquired those two subsidiaries in July 1999.
Mr. Hudgins has been an independent consultant since September 1997 and was a Principal in Percival, Hudgins & Company, LLC, an investment bank, from April 1992 to September 1997. He has been a Director of the Company since 1986.
Mr. Riddle is the retired Chairman and Chief Executive Officer of National Service Industries, Inc., a diversified holding company, positions he held from September 1994 to February 1996, and prior thereto he served as the President and Chief Executive Officer of National Service Industries, since January 1993. Prior thereto, he was President of Wachovia Bank of Georgia, N.A., the President of Wachovia Corporation of Georgia and Executive Vice President of Wachovia Corporation. He has been a Director of the Company since 1976, and also serves as a Director of AMC, Inc. and AGL Resources, Inc.
Mrs. Robinson, the wife of J. Mack Robinson, has been a Director of the Company since 1989. She is also a Director of Gray Television, Inc.
Mr. Thompson has been the President and Chief Executive Officer of American Southern Insurance Company, a subsidiary of the Company, since 2004; prior thereto he had been the President and Chief Financial Officer of that company since 1984. He has been a Director of the Company since February 1996.
Mr. West has been the Chairman and Chief Executive Officer of The Genoa Companies since 1990. He has been a Director of the Company since July 1997.
Dr. Whaley has been a physician in private practice for more than the past five years. He has been a Director of the Company since July 1992.
Mr. Wyant is a retired partner of the law firm of Jones Day, which serves as counsel to the Company. He served as a Partner with that firm from 1989 through 1994, and as Of Counsel from 1995 through 1997. He has been a Director of the Company since 1985.
The Board of Directors recommends a vote FOR the election of each of the nominees for Director.

Committees of The Board of Directors
As a result of the level of beneficial ownership of our Common Stock by J. Mack Robinson, one of our director nominees and currently our Chairman of the Board, and his affiliates, the Company meets the definition of a “controlled company” as defined pursuant to Rule 4350(c)(5) of the National Association of Securities Dealers, Inc. Marketplace Rules (the “NASDAQ Rules”). Accordingly, the Company is exempt from certain requirements of the NASDAQ Rules, including the requirement that a majority of its Board of Directors be independent, as defined in such rules, the requirement that director nominees be selected, or recommended for the board’s selection, by either a majority of the independent directors or a nominating committee comprised solely of independent directors, and certain requirements relating to the determination of executive officer compensation. The Board of Directors has determined that the following individuals are “independent” pursuant to the NASDAQ Rules for purposes of serving as a member of the Board of Directors: Edward E. Elson, Harold K. Fischer, D. Raymond Riddle, Mark C. West and Dom H. Wyant.
The Board of Directors of the Company has three standing committees: the Executive Committee, the Stock Option and Compensation Committee and the Audit Committee.
The Executive Committee is composed of Messrs. Robinson, Howell and Hudgins, and Dr. Whaley. The Executive Committee’s function is to act in the place and stead of the Board of Directors to the extent permitted by law on matters which require Board action between meetings of the Board of Directors. The Executive Committee of the Company met or acted by written consent one time during 2006.
The Stock Option and Compensation Committee is composed of Messrs. Elson, Riddle and West and Dr. Whaley, each of whom, with the exception of Dr. Whaley, is “independent” pursuant to the NASDAQ Rules. The Stock Option and Compensation Committee’s function is to establish the number of stock options to be granted to officers and key employees and the annual salaries and bonus amounts payable to officers of the Company. The Stock Option and Compensation Committee met one time during 2006. Due to its status as a “controlled company”, and the related historically low turnover among Board and Committee members, as well as among the Company’s executive officers, the Board has not foreseen a need to adopt a charter to govern the Stock Option and Compensation Committee’s functions.
The Audit Committee is composed of Messrs. Elson, Riddle, West and Wyant. The Board of Directors has determined that all of the members of the Audit Committee are “independent” for purposes of being an Audit Committee member, and financially literate, as such terms are defined in the NASDAQ Rules and the rules of the Securities and Exchange Commission. In addition, the Board of Directors has determined that three of the members of the Audit Committee, Messrs. Elson, Riddle and West, each have the attributes of an “audit committee financial expert” as defined by the Securities and Exchange Commission in Item 401(h) of Regulation S-K. In making such determination, the Board took into consideration, among other things, the express provision in Item 401(h) of Regulation S-K that the determination that a person has the attributes of an audit committee financial expert shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Audit Committee, nor shall it affect the duties and obligations of other Audit Committee members or the Board of Directors. The Audit Committee has a written charter which sets out its authority and responsibilities, a copy of which is available on the Company’s website, www.atlam.com. The Audit Committee met or acted by written consent five times during 2006.
Information regarding the functions performed by the Audit Committee and its membership during 2006 is set forth in the “Report of the Audit Committee,” included below. The Audit Committee is governed by a written charter, which was amended and restated in 2004.
Due to its status as a “controlled company,” and the related historically small turnover of its members, the Board has not foreseen the need to establish a separate nominating committee or adopt a charter to govern the nomination process. The Board of Directors has generally addressed the need to retain members and fill vacancies after discussion among current members, the members of the Executive Committee, and the Company’s management. The Board of Directors does not have any specific qualifications that have to be met by director candidates and does not have a formal process for identifying and evaluating director candidates.
Additionally, the Board of Directors does not have a formal policy with respect to the consideration of any director candidates recommended by shareholders and has determined that it is appropriate not to have such a formal policy at this time. The Board of Directors, however, will give due consideration to director candidates recommended by shareholders. Any shareholder that wishes to nominate a director candidate should submit complete information as to the identity and qualifications of the director candidate to the Board of Directors at the address and in the manner set forth below for communication with the Board.
The Board of Directors met or acted by written consent six times in 2006. Each of the Directors named above attended at least 75% of the meetings of the Board and its committees of which he or she was a member during 2006. The Company does not have a formal policy regarding Director attendance at its annual meetings, but attendance by the Directors is encouraged and expected. At the Company’s 2006 annual meeting of shareholders, nine of the Company’s directors were in attendance.
Shareholders may communicate with members of the Board of Directors by mail addressed to the full Board of Directors, a specific member of the Board of Directors or a particular committee of the Board of Directors, at Atlantic American Corporation, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.

Report of the Audit Committee
The Audit Committee (the “Committee”) oversees the Company’s (i) financial reports and other financial information; (ii) systems of internal controls regarding finance, accounting, legal compliance and ethics; and (iii) auditing, accounting and financial reporting processes. The Company’s management has the primary responsibility for the financial statements and the reporting processes, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2006, including a discussion of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements.
The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion thereon. During 2006, the Committee reviewed with the independent auditors for the 2006 fiscal year their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States, including the items set out in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, promulgated by the Auditing Standards Board of the American Institute of Certified Public Accountants and rule 2-07 of Regulation S-X. In addition, the Committee has discussed with the Company’s independent auditors for the 2006 fiscal year the auditors’ independence from management and the Company, including the matters in the written disclosures received as required by Independence Standards Board Standard No.1, and considered the compatibility of nonaudit services provided to the Company by BDO Seidman, LLP, with the maintenance of the auditors’ independence.
The Committee discussed with the Company’s independent auditors for the 2006 fiscal year the overall scope and plans for the 2006 audit. The Committee met with such independent auditors, with and without management present, to discuss, among other things, the results of their audit, their considerations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee met or acted by written consent five times during fiscal year 2006.
In performing its functions, the Committee acts only in an oversight capacity. The Committee reviews the Company’s periodic reports prior to filing with the Securities and Exchange Commission and quarterly earnings announcements. In its oversight role, the Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the Company’s annual financial statements as to their conformity with generally accepted accounting principles.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.
THE AUDIT COMMITTEE
D. Raymond Riddle, Chairman
Edward E. Elson
Mark C. West
Dom H. Wyant
March 28, 2007

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth Common Stock ownership information as of March 16, 2007 by: (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock of the Company; (ii) each director; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all of the Company’s directors and executive officers as a group.

	Amount and Nature
Name of Individual	of Beneficial		Percent
or Identity of Group	Ownership(1)		of Class
J. Mack Robinson	14,298,126	(2)	66.33%
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
Harriett J. Robinson	8,623,771	(3)	40.04%
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
Harold K. Fischer	1,346,539	(4)	6.25%
P.O. Box 9728
Austin, TX 78766
Hilton H. Howell, Jr.	526,246	(5)	2.41%
Edward E. Elson	21,219	(6)	*
Samuel E. Hudgins	7,386	(6)	*
D. Raymond Riddle	125,687	(7)	*
Scott G. Thompson	107,219	(8)	*
Mark C. West	151,019	(9)	*
William H. Whaley, M.D.	38,219	(10)	*
Dom H. Wyant	17,219	(6)	*
John G. Sample, Jr.	71,268	(11)	*
All Directors and executive officers as a group (12 persons)	16,710,147	(12)	76.02%

*	Represents less than 1% of class.

(1)	All such shares are owned beneficially and of record unless otherwise stated.

(2)	Includes: 3,533,007 shares owned by Gulf Capital Services, Ltd.; 946,702 shares owned by Delta Life Insurance Company; and 300,000 shares owned by Delta Fire & Casualty Company, all of which are companies controlled by Mr. Robinson and each of which has an address at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319; and 16,926 shares held pursuant to the Company’s 401(k) Plan. Also includes all shares held by Mr. Robinson’s wife (see note 3 below).

(3)	Harriett J. Robinson is the wife of J. Mack Robinson. Includes 7,995,048 shares held by Mrs. Robinson as trustee for her children, as to which she disclaims any beneficial ownership. Also includes 1,000 shares issuable upon exercise of options exercisable within 60 days, and 6,720 shares held jointly with her grandson. Does not include shares held by Mr. Robinson (see note 2 above).

(4)	Includes 1,000 shares issuable upon exercise of options exercisable within 60 days.

(5)	Includes: 200,000 shares subject to presently exercisable stock options; 77,107 shares held pursuant to the Company’s 401(k) Plan; 3,200 shares owned by his wife; 38,000 shares owned by his wife as custodian for their children; and 6,720 shares held in joint ownership by Mr. Howell’s son and Harriett J. Robinson, as to which he disclaims any beneficial ownership.

(6)	Includes 1,000 shares issuable upon exercise of options exercisable within 60 days.

(7)	Includes 1,000 shares issuable upon exercise of options exercisable within 60 days, and 600 shares held by Mr. Riddle’s spouse, as to which he disclaims any beneficial ownership.

(8)	Includes 80,000 shares subject to presently exercisable options.

(9)	Includes 1,000 shares issuable upon exercise of options exercisable within 60 days. Also includes 127,500 shares owned by Atlantis Capital LLP, of which Mr. West is the President of the General Partner.

(10)	Includes 1,000 shares issuable upon exercise of options exercisable within 60 days, and 6,000 shares owned by Dr. Whaley’s spouse as custodian for his daughter.

(11)	Includes: 50,000 shares subject to presently exercisable options; 11,268 shares held pursuant to the Company’s 401(k) Plan; and 10,000 deferred shares granted pursuant to the Company’s 1992 Incentive Plan.

(12)	Includes 338,000 shares issuable upon exercise of options exercisable within 60 days held by all directors and executive officers as a group. Also includes shares held pursuant to the Company’s 401(k) Plan described in notes 2, 5 and 11 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under the securities laws of the United States, the Company’s directors, executive officers, and any persons holding more than ten percent of any class of the Company’s equity securities registered pursuant to the Securities Exchange Act of 1934 are required to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company, and to furnish the Company with copies of such reports. To the Company’s knowledge, all but two of these required filings were timely completed during the year ended December 31, 2006. One of the required filings by Mr. Robinson relating to one transaction was inadvertently made after the deadline prescribed by the Securities and Exchange Commission and the other required filing was by Mrs. Robinson, relating to one transaction inadvertently made after the deadline prescribed by the Securities and Exchange Commission. In making this disclosure, the Company has relied on written representations of its directors and executive officers and its receipt of copies of the reports that have been filed with the Securities and Exchange Commission.
COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy
The Stock Option and Compensation Committee (the “Compensation Committee”) believes that the compensation of executives should be designed to attract, retain and motivate those persons who enable Atlantic American to achieve its mission. Our compensation setting process includes establishing an overall level of compensation for executive officers that will be paid if certain personal, corporate and combined performance goals are met. Compensation is then allocated through four primary components: base salaries, cash bonuses, equity incentives and other minor perquisites.
The Compensation Committee’s philosophy is to pay wages and salaries competitive with prevailing levels within our industry and market. The Compensation Committee also uses annual bonus awards to award and incentivize officers; bringing overall compensation to desired levels. In addition, equity incentives are considered in order to provide additional motivation to improve the Company’s long term prospects. Industry compensation data is typically sourced from SNL Financial, a leading financial information provider to the financial services industries, including insurance. Market compensation data, which we generally obtain from various public sources such as proxy statements and various state and/or regional salary surveys, relating to companies of similar size (measured by assets, revenues, GAAP and statutory profitability, etc.) with executive officers in the Atlanta area, is also considered.
To assist the Compensation Committee in establishing overall compensation for executive officers, the Compensation Committee has, from time to time, engaged the services of an external compensation consultant, Buck Consultants. The consultants were engaged to make recommendations relative to the levels and timing of base and incentive cash compensation and short and long-term equity awards and programs.
Compensation adjustments and the components thereof are determined annually at the beginning of each year, effective March 15, and are solely the responsibility of the Compensation Committee. Adjustments, after consideration of industry and market data and input from relevant consultants, are then based primarily on the performance of the Company and the individual executive officer during the prior calendar year and expectations and objectives for performance in the current year. All decisions are within the discretion of the Compensation Committee and are made without regard to race, religion, color, age, handicap, gender, national origin or other prohibited factors; and our overall compensation program complies with all applicable federal, state, and local rules and guidelines.
Cash Compensation
Annual adjustments to cash compensation levels are determined on a discretionary basis by the Compensation Committee after considering not only those factors discussed above, but also after considering various external market factors such as increases in consumer prices, external forces which may be influencing the Atlanta employment market and/or competitive offers and/or positions.
Bonus Compensation
Cash bonuses are determined on a discretionary basis by the Compensation Committee. The bonuses are intended to reflect an evaluation of the individual’s prior year performance as well as the Company’s prior year performance. Historical practice is that bonuses have been determined based on a percentage of the annual cash compensation to be paid with effect as of March 15 of the year in which the bonus is paid and the performance evaluation is made. While the Compensation Committee retains discretion as to the amounts and percentages of bonus awards, the bonus compensation range as a percentage of salary for each of the Company’s executive officers has historically been as follows: Chairman of the Board (40%-50%), Chief Executive Officer (50%-60%), and Chief Financial Officer (30%-40%).
Equity-Based Compensation

The Compensation Committee believes that equity-based compensation, in the form of stock options or other stock awards, serves to motivate executives to seek to improve the Company’s short-term and long-term prospects and thereby align the interests of the Company’s executives with those of its shareholders. Given evolving trends in equity-based compensation, as in 2005, the Compensation Committee declined to make any equity-based compensation awards in 2006 to allow for further analysis of relevant comparables. Analysis is ongoing and the Compensation Committee does plan on making future equity-based awards.
Perquisites
The Compensation Committee believes that including compensation for the Company’s executive officers of certain minor perquisites is consistent with the Company’s overall compensation philosophy and appropriately reflects prevailing market conditions. The Compensation Committee reviews, from time to time, the nature and level of perquisites available for such officers.
Primary Compensation Table
For compensation purposes, the Compensation Committee generally evaluates the performance of the named executive officers on the same basis as the Company’s other officers. Approved increases for 2006, as applicable, for these individuals are reflected below and are in recognition of various performance criteria during both 2005 and 2006. Salary increases and bonus awards are granted in the first quarter and are generally consistent with historical compensation practices of the Company. The distribution of bonus awards coincides with the release of performance results for the previous year and after considering the Federal income tax consequences of such deductions. All forms of compensation are taxed in compliance with State and Federal law.
Termination Payments
During 2006 the Company did not make payment to any executive officer as a result of dismissal, resignation, or retirement.
Report of the Stock Option and Compensation Committee on Executive Compensation
The Stock Option and Compensation Committee (the “Compensation Committee”) of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE STOCK OPTION AND COMPENSATION COMMITTEE
Dr. William H. Whaley, Chairman
Edward E. Elson
D. Raymond Riddle
Mark C. West

EXECUTIVE COMPENSATION
There is shown below information concerning the annual compensation for services in all capacities to the Company and its subsidiaries for the fiscal year ended December 31, 2006, of those persons qualifying as Executive Officers of the Company. Included are: (i) chief executive officer (ii) chief financial officer and (iii) the only other executive officer of the Company at December 31, 2006, whose salary and bonus exceeded $100,000, (the “named executive officers”):

Summary Compensation Table
				All Other
		Salary	Bonus	Compensation		Total
Name and Principal Position	Year	($)	($)	($)		($)(3)
Hilton H. Howell, Jr.	2006	456,500	275,000	53,500	(1)	785,000
President and CEO

John G. Sample, Jr.	2006	374,286	158,697	28,820	(2)	561,803
Senior Vice President and CFO

J. Mack Robinson	2006	187,550	100,000	53,500	(1)	341,050
Chairman of the Board

(1)	Consists of (i) contributions to the named individuals account under the Company’s 401(k) Plan of $7,500 and (ii) fees paid for serving as a director of the Company and subsidiaries of $46,000.

(2)	Consists of (i) contributions to Mr. Sample’s account under the Company’s 401(k) Plan of $7,500, (ii) an annual automobile allowance of $9,000, (iii) reimbursed costs of an annual physical of $320 and (iv) fees paid for serving as a director of a subsidiary of the Company of $12,000.

(3)	Does not include amounts deemed received pursuant to certain related transactions and described below in “Certain Relationships and Related Transactions, and Director Independence”.

Grants of Plan – Based Awards
The Company has no formal incentive plan under which awards are granted that fall within the scope of FAS 123R. Additionally, other than earned but unpaid bonus awards, at December 31, 2006 there were no committed future payouts under any equity or non-equity incentive plans for any named executive officer.
Outstanding Equity Awards at Fiscal Year-End
The following table provides information about the outstanding equity awards held by the named executive officers at December 31, 2006.

	Option Awards(1)					Stock Awards
Equity
						Number		Incentive	Equity
						of		Plan	Incentive Plan
						Shares	Market	Awards:	Awards:
			Equity			or Units	Value of	Number of	Market or
			Incentive Plan			of	Shares or	Unearned	Payout Value
	Number of	Number of	Awards:			Stock	Units of	Shares	of Unearned
	Securities	Securities	Number of			That	Stock	Units or	Shares, Units
	Underlying	Underlying	Securities			Have	That	Other Rights	or Other
	Unexercised	Unexercised	Underlying	Option	Option	Not	Have Not	That Have	Rights That
	Options	Options	Unexercised	Exercise	Expiration	Vested	Vested	Not Vested	Have Not
Name	(#) Exercisable	(#) Unexercisable	Unearned Options (#)	Price ($)	Date	(#)	($)	(#)	Vested ($)
Hilton H. Howell, Jr.	100,000	-0-	-0-	1.25	10/15/11	-0-	-0-	-0-	-0-
	100,000	-0-	-0-	1.59	05/06/13	-0-	-0-	-0-	-0-

John G. Sample, Jr.	50,000	-0-	-0-	2.00	07/02/12	10,000	29,600	-0-	-0-

J. Mack Robinson	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)	All of the option grants were made under the Company’s 1992 Incentive Plan, except for 100,000 options granted to Mr. Howell that were made under the Company’s 2002 Incentive Plan. All of the option grants have a ten-year term, vest 50% upon the date of grant and 25% on each of the two subsequent anniversaries of the date of grant and have an exercise price equal to the fair market value on grant date.
Option Exercises and Stock Vested
There were no stock options awarded to, or exercised by, any named executive officers during 2006. Further, all previous grants were fully vested prior to 2006.
Pension Benefits
While the Company does have a defined benefit plan in one of its subsidiary companies, the Company does not provide future pension benefits to any of its Executive Officers.
Nonqualified Deferred Compensation
The Company does not provide its named executive officers with any benefits under any type of nonqualified deferred compensation plan.
Payments Upon Termination and Change in Control
The Company has no commitments for future payments to named executive officers in the event of a change in control or termination and no such payments were made in 2006.
Compensation Committee Interlocks and Insider Participation
During 2006, Messrs. Elson, Riddle and West, and Dr. Whaley, none of whom was, during the year or formerly, an officer or employee of the Company, were members of the Stock Option and Compensation Committee of our Board of Directors. None of the Stock Option and Compensation Committee members serve as members of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Stock Option and Compensation Committee.

Compensation of Directors
Atlantic American’s policy is to pay all members of the Board of Directors an annual retainer fee of $12,000, to pay fees to Directors at the rate of $2,000 for each Board meeting attended and $500 for each committee meeting attended. In addition, Directors are reimbursed for actual expenses incurred in connection with attending meetings of the Board and/or Committees of the Board. The annual retainer fee is paid $6,000 in cash, with the remainder paid in shares of Common Stock based upon the market price as of the close of business on the business day immediately preceding the annual meeting, the date of grant of such shares. Pursuant to the Company’s 2002 Incentive Plan (“the 2002 Incentive Plan”), all Directors who are not employees or officers of the Company of any of its subsidiaries are entitled to receive stock options to purchase shares of Common Stock and other equity awards.

Director Summary Compensation Table
					Change in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or Paid			Incentive Plan	Compensation	All Other
Name	in Cash ($)	Stock Awards ($)	Option Awards ($)	Compensation ($)	Earnings	Compensation ($)	Total ($)
J. Mack Robinson	16,000	6,000	-0-	(1)	N/A	(1)	22,000	(2)
Hilton H. Howell, Jr.	16,000	6,000	-0-	(1)	N/A	(1)	22,000	(2)
Edward E. Elson	17,500	6,000	-0-	N/A	N/A	-0-	23,500
Harold K. Fischer	16,000	6,000	-0-	N/A	N/A	-0-	22,000
Samuel E. Hudgins	16,000	6,000	-0-	N/A	N/A	120,600 (4)	142,600
D. Raymond Riddle	17,500	6,000	-0-	N/A	N/A	-0-	23,500
Harriett J. Robinson	16,000	6,000	-0-	N/A	N/A	-0-	22,000	(2)
Scott G. Thompson	16,000	6,000	-0-	(1)	N/A	(1)	22,000
Mark C. West	16,000	6,000	-0-	N/A	N/A	-0-	22,000
William H. Whaley, M.D.	16,500	6,000	-0-	N/A	N/A	15,000 (3)	37,500
Dom H. Wyant	15,500	6,000	-0-	N/A	N/A	-0-	21,500

(1)	None other than compensation received as an employee of the Company and reported in the “Summary Compensation Table” above, or, in the case of Mr. Thompson, compensation received as an employee of a subsidiary of the Company.

(2)	Does not include amounts deemed received pursuant to certain related transactions and described below in “Certain Relationships and Related Transactions, and Director Independence”.

(3)	The Company has entered into a consulting agreement with Dr. Whaley, pursuant to which Dr. Whaley provides certain medical consulting and advisory services to the Company’s subsidiaries. Pursuant to the agreement, Dr. Whaley receives $15,000 per year for such services.

(4)	The Company has entered into a consulting agreement with Mr. Hudgins, pursuant to which Mr. Hudgins provides various financial and other consulting services to the Company. Pursuant to the agreement, Mr. Hudgins received $120,600 during 2006 for such services.

2. RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee is required by law and applicable NASDAQ Rules to be directly responsible for the appointment, compensation and retention of the Company’s independent registered public accounting firm. The Committee has appointed BDO Seidman, LLP (“Seidman”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. While shareholder ratification of the selection of Seidman as the Company’s independent registered public accounting firm is not required by the Company’s By-laws or otherwise, the Board of Directors is submitting the selection of Seidman to the shareholders for ratification. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
On April 3, 2006, the Audit Committee determined not to renew its engagement of Deloitte & Touche LLP (“D&T”), which served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2005 and 2004 (the “Prior Period”), and appointed Seidman as the Company’s auditors for the fiscal year ended December 31, 2006. Seidman has also been engaged to reaudit the Company’s financial statements for the Prior Period.
D&T’s reports on the Company’s consolidated financial statements as of December 31, 2005 and 2004 and for the years then ended did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
In connection with the audits of the Company’s financial statements for each of the two most recent fiscal years ended December 31, 2005 and 2004, there were no disagreements between the Company and D&T on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to D&T’s satisfaction, would have caused D&T to make reference to the matter in its reports. During the two fiscal years ended December 31, 2005, there were no “reportable events” as defined in Regulation S-K, Item 304(a)(1)(v).
D&T has previously furnished us with a letter, addressed to the Securities and Exchange Commission, stating whether it agrees with the above statements. A copy of D&T’s letter, dated April 3, 2006, has been filed as Exhibit 16.1 to the Company’s current report on Form 8-K dated April 3, 2006.
A representative from Seidman is expected to be present at the Meeting and will have the opportunity to make any statement if such representative desires to do so, and, if present, will be available to respond to appropriate questions.
Amounts paid to the Company’s principal auditor by category were as follows:
Audit Fees
The Company has paid or expects to pay Seidman approximately $460,000, in the aggregate, for professional services it rendered for the audit of the Company’s consolidated financial statements and audits of subsidiary company statutory reports for the fiscal year ended December 31, 2006 and the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q filed during the fiscal year ended December 31, 2006. The Company also expects to pay Seidman $150,000 for a reaudit of the Company’s consolidated balance sheet for the fiscal year ended December 31, 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2005. The Company has previously paid D&T, in the aggregate, $580,600 for professional services it rendered for the audit of the Company’s consolidated financial statements and audits of subsidiary company statutory reports for the fiscal year ended December 31, 2005 and the reviews of the interim financial statements included in the Company’s quarterly reports on Form 10-Q filed during the fiscal year ended December 31, 2005.
Audit — Related Fees
During the fiscal years ended December 31, 2006 and December 31, 2005, the Company paid D&T $12,880 and $20,345, respectively, in the aggregate, in audit-related fees. These fees related to professional services performed in connection with D&T’s consultation with the Company on its internal controls over financial reporting, successor auditor workpaper review and state insurance examinations. No audit-related fees were paid to Seidman during either of these periods.
Tax Fees
There were no tax fees paid to the Company’s principal auditor in either 2006 or 2005.
All Other Fees
Seidman did not provide any other category of products or services to the Company during the fiscal year ended December 31, 2006.
The Audit Committee considers whether the provision of non-audit services by the Company’s independent registered public accounting firm is compatible with maintaining auditor independence. All audit and non-audit services to be performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee. Pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy (the “Policy”) and as permitted by Securities and

Exchange Commission rules, the Audit Committee may delegate pre-approval authority to any of its members, provided that any service approved in this manner is reported to the full Audit Committee at its next meeting.
The Policy provides for a general pre-approval of certain specifically enumerated services that are to be provided within specified fee levels. With respect to requests to provide specifically enumerated services not specifically pre-approved pursuant to such general grant, such requests must be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request is consistent with Securities and Exchange Commission rules on auditor independence. Such requests must also be specific as to the nature of the proposed service, the proposed fee and any other details the Audit Committee may request.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
The Company leases space for its principal offices, as well as the principal offices of certain of its subsidiaries, in an office building located at 4370 Peachtree Road, N.E., Atlanta, Georgia, from Delta Life Insurance Company, a corporation of which Mr. Robinson, the Company’s Chairman, owns 59% of the stock, with the remainder owned by Mrs. Robinson directly and as trustee for her children, under leases which expire at various times from August 31, 2011 to May 31, 2012. Under the terms of the leases, the Company occupies approximately 65,489 square feet of office space as well as covered parking garage facilities at an annual rent of approximately $611,000, plus a pro rata share of all real estate taxes, general maintenance and service expenses and insurance costs with respect to the office building and other facilities. The terms of the lease are believed by management of the Company to be comparable to terms that could be obtained by the Company from unrelated parties for comparable rental property.
Effective December 31, 1995, an aggregate of $13.4 million in principal of demand notes previously issued by the Company were canceled in exchange for the issuance by the Company of an aggregate of 134,000 shares of a new series of preferred stock (the “Series B Preferred Stock”), which has a stated value of $100 per share and accrues dividends at 9% per year. At December 31, 2006, the Company had accrued but unpaid dividends on the Series B Preferred Stock totaling $13,266,000, which was the largest amount outstanding during such year. All shares of Series B Preferred Stock are owned directly or indirectly by affiliates of Mr. Robinson, Mrs. Robinson or Mr. Howell.
On September 30, 2006, the Company issued and sold 70,000 shares of its Series D preferred stock, par value $1.00 per share (the “Series D Preferred Stock”) to Gulf Capital Services, Ltd. (“Gulf Capital”), a corporation of which Mr. Robinson owns 24% of the stock, with the remainder owned by Mrs. Robinson as trustee for her children, for an aggregate purchase price of $7.0 million. The outstanding shares of Series D Preferred Stock have a stated value of $100 per share; accrue annual dividends at a rate of $7.25 per share (payable in cash or shares of the Company’s common stock at the option of the board of directors of the Company) and are cumulative; in certain circumstances may be convertible into an aggregate of approximately 1,754,000 shares of common stock, subject to certain adjustments and provided that such adjustments do not result in the Company issuing more than approximately 2,703,000 shares of common stock without obtaining prior shareholder approval; and are redeemable solely at the Company’s option. The Series D Preferred Stock is not currently convertible. At December 31, 2006, the Company had accrued but unpaid dividends on the series D Preferred Stock totaling $126,875, which was the largest amount outstanding during such year.
In 1991, certain of the Company’s subsidiaries made loans to Leath Furniture, LLC (“Leath”), which at the time was a subsidiary of the Company. In 1996, the Company sold Leath to Gulf Capital. The loans are secured by mortgages on certain properties owned by Leath. The loans had an outstanding principal balance of $1.4 million at December 31, 2006, bear interest at 9 1/4% per annum, are payable in monthly installments and mature on December 1, 2016. The largest amount of this outstanding indebtedness during 2006 was $1.9 million. During 2006, Leath made principal and interest payments on such loans in the aggregate amount of $746,769. On July 11, 2006, Leath was sold by Gulf Capital and is no longer owned by affiliates of the Company.
Certain members of management are shareholders and are on the Board of Directors of Triple Crown Media, Inc (“Triple Crown”) and Gray Television, Inc. (“Gray”). In 2005, Gray spun-off its newspaper publishing and wireless businesses to its shareholders. The company formed as a result of the spin-off, Triple Crown, then acquired Bull Run Corporation (“Bull Run”). In connection with the spin-off, the Company received one share of Triple Crown common stock for every ten shares of Gray common stock and for every ten shares of Gray class A common stock owned. In connection with the Bull Run acquisition, the Company received 0.0289 shares of Triple Crown common stock for each share of Bull Run common stock owned by it and Triple Crown series A preferred stock in exchange for the shares of Bull Run’s series D preferred stock. In addition, certain of the Company’s subsidiaries have, from time to time, purchased and owned shares of Triple Crown and Gray in the ordinary course of investing. Mr. Howell is an executive officer and a member of the board of directors of Triple Crown, Mr. Robinson is an executive officer of Gray, and each of Mr. Robinson and Mr. Howell, and Mrs. Robinson, is on the board of directors of Gray. Additionally, each of Mr. Robinson, Mrs. Robinson and Mr. Howell are beneficial owners of in excess of 5% of the voting power of each of Triple Crown and Gray. At December 31, 2006, the Company owned 54,732 shares of Triple Crown common stock, 388,060 shares of Gray common stock Class A and 106,000 shares of Gray common stock. The Company also owned 175 shares of Gray series C preferred stock and 2,360 shares of Triple Crown series A preferred stock at December 31, 2006. The aggregate carrying value of the Company’s investments in Triple Crown and Gray at December 31, 2006 was $2,086,377 and $5,701,083, respectively.
The Company is a party to a consulting arrangement with Mr. Hudgins, pursuant to which Mr. Hudgins provides various financial and other consulting services to the Company. Pursuant to the agreement, Mr. Hudgins received $120,600 during 2006 for such services.
In accordance with the terms of the written charter of the Audit Committee of the Board of Directors, the Audit Committee is to approve all related party transactions that are required to be disclosed pursuant to the rules and regulations of the SEC. The Audit Committee approved all such transactions in 2006.
OTHER BUSINESS
Management of the Company knows of no other matters than those stated above which are to be brought before the Meeting. However, if any such other matters should be presented for consideration and voting, it is the intention of the persons named in the proxies to vote thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS
Shareholder proposals to be presented at the next annual meeting of shareholders must be received by the Company no later than December 10, 2007, in order to be considered for inclusion in the proxy statement for the 2008 annual meeting of shareholders. Any such proposal should be addressed to the Company’s President and mailed to 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000. A shareholder not seeking to have his proposal included in the Company’s proxy statement, but seeking to have the proposal considered at the Company’s 2008 annual meeting of shareholders, should notify the Company in the manner set forth above of his proposal no later than February 21, 2008. In accordance with the rules of the Securities and Exchange Commission, if the shareholder has not given such notice to the Company by February 21, 2008, the persons appointed as proxies for the 2008 annual meeting of shareholders may exercise discretionary authority to vote on any such shareholder proposal.

PROXY
ATLANTIC AMERICAN CORPORATION
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319-3000
Proxy Solicitation on Behalf of the Board of Directors of
the Company for the Annual Meeting of Shareholders to be Held on May 1, 2007
The undersigned hereby appoints J. Mack Robinson, Hilton H. Howell, Jr. and John G. Sample, Jr., or any of them, as proxies with full power of substitution and resubstitution, to vote on the undersigned’s behalf at the Annual Meeting of Shareholders of Atlantic American Corporation, to be held at 9:00 A.M., Eastern Time, on May 1, 2007, at the offices of the Company, 4370 Peachtree Road, N.E., Atlanta, Georgia and at all adjournments or postponements thereof, upon all business as may properly come before the meeting, including the business described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is acknowledged.
PROXIES WILL BE VOTED IN ACCORDANCE WITH ANY INSTRUCTIONS INDICATED BELOW. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES AND ALL LISTED PROPOSALS. IN THEIR DISCRETION, THE PROXIES WILL BE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.
1.	Election Of Directors:

NOMINEES:

1.	J. Mack Robinson	5.	Samuel E. Hudgins	9.	Mark C. West
2.	Hilton H. Howell, Jr.	6.	D. Raymond Riddle	10.	William H. Whaley, M.D.
3.	Edward E. Elson	7.	Harriett J. Robinson	11.	Dom H. Wyant
4.	Harold K. Fischer	8.	Scott G. Thompson
                            FOR                             WITHHOLD AUTHORITY
                                                                      for all nominees
For, except vote withheld from the following nominee(s):

2.	To ratify the appointment of BDO Seidman, LLP.
                                                                  FOR                        AGAINST                       ABSTAIN

Dated:	, 2007

Signature

Signature

Sign exactly as your name(s) appears at left. Give full title of executor, administrator, trustee, guardian, etc. Joint owners should each sign personally.